Exhibit 99.1

FOR IMMEDIATE RELEASE

Company Contact:

Karen van Lith

President and Chief Executive Officer

MakeMusic, Inc.

(952) 818-3854

karenvanlith@makemusic.com

MAKEMUSIC ADOPTS TAX ASSET PROTECTION PLAN

Minneapolis, Minn., February 21, 2012–MakeMusic, Inc. (NASDAQ: MMUS) today announced that its Board of Directors has adopted a Tax Asset Protection Plan (the “Plan”). The Plan is intended to protect MakeMusic’s substantial tax assets and to allow all of its shareholders to realize the long-term value of their investment in MakeMusic. As of December 31, 2010, MakeMusic had cumulative federal net operating loss carryforwards of approximately $14.7 million, which can be utilized in certain circumstances to offset future U.S. taxable income. For the year ended December 31, 2011, MakeMusic anticipates utilizing additional net operating losses. The Plan is similar to tax asset protection plans adopted by many other public companies with significant tax assets.

“Our net operating loss carryforwards are an important and valuable asset of MakeMusic, we believe we should make every effort to protect this asset. This Plan protects the interests of our shareholders and preserves these substantial tax benefits for our company,” said Karen van Lith, MakeMusic’s President and Chief Executive Officer.

MakeMusic’s use of certain tax assets could be substantially limited if the company experiences an “ownership change,” as defined by Section 382 of the Internal Revenue Code. In general, an ownership change for this purpose would occur when the percentage of the company’s ownership (by value) of one or more “5 percent shareholders” (as defined in the Code) increased by more than 50 percent over the lowest percentage owned by such shareholders at any time during the prior three years (calculated on a rolling basis).

The Plan is designed to reduce the likelihood that MakeMusic experiences such an ownership change by discouraging any person or group from becoming a 5-percent shareholder and dissuading existing 5-percent or greater shareholders from acquiring additional shares of MakeMusic’s common stock.

As part of the Plan, MakeMusic’s Board of Directors, today declared a dividend of one preferred share purchase right (a “Right”) for each outstanding share of the company’s common stock, par value $.01 per share. The Rights will be distributable to shareholders of record as of the close of business on March 2, 2012, as well as to holders of common stock issued after that date.

Rights will be triggered if any person or group acquires 4.95% or more of the outstanding shares of MakeMusic’s common stock or if any existing investor currently owning more than 4.95% acquires additional shares, (each an “Acquiring Person” under the Plan). If triggered, each Right

-more-

would become exercisable in a manner that could cause significant economic and voting dilution to any Acquiring Person, because the Rights of any Acquiring Person would become void and not exercisable. Subject to certain limitations in the Plan, if the Rights are triggered, MakeMusic’s Board of Directors may decide to exchange all or part of the Rights (other than those held by any Acquiring Person or any transferee of any Acquiring Person) for shares of the company’s preferred stock, common stock, or other securities at no cost.

The Plan will expire and terminate on the earliest of February 20, 2015 (unless that date is advanced or extended) or if the Board of Directors determines that the Plan is no longer necessary for the preservation of the company’s tax benefits.

Details of the Plan will be contained in a Form 8-K and in a Registration Statement on Form 8-A that MakeMusic is filing with the Securities and Exchange Commission and will be accessible via the EDGAR database on the SEC’s website at www.sec.gov.

About MakeMusic, Inc.

MakeMusic® , Inc. is a world leader in music technology whose mission is to develop and market solutions that transform how music is composed, taught, learned and performed. For more than 20 years, Finale® has been the industry standard in music notation software, enabling composers, arrangers, musicians, teachers, students and publishers to create, edit, audition, print and publish musical scores. MakeMusic is also the creator of SmartMusic® education software that is transforming the way students practice. With SmartMusic, students and teachers have access to thousands of band, orchestra and vocal pieces allowing students to practice with background accompaniment and get immediate feedback on their performance. SmartMusic allows teachers to individualize instruction and document the progress of every student. The SmartMusic® Inbox™, an Android™ and Apple® mobile application, provides additional access for teachers to review, grade and comment on student assignments. MusicXML™ is an Internet-friendly way to publish musical scores, enabling musicians to distribute interactive sheet music online and to use sheet music files with a wide variety of musical applications. Garritan sound libraries provide musicians with state-of-the-art virtual instruments with the playback quality of a live performance. Additional information about this Minnesota company can be found at www.makemusic.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including statements regarding MakeMusic’s expectations regarding its future strategic direction. All statements other than statements of historical fact contained in this press release are forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these terms or other comparable terminology. These statements are only current predictions and are subject to known and unknown risks, uncertainties and other factors that may cause MakeMusic’s actual results, levels of activity, performance or achievements to be materially different from those anticipated by the forward-looking statements. These forward-looking statements are subject to a number of risks, including the ability of MakeMusic to realize anticipated results of its strategy, the ability of MakeMusic to use its NOLs to offset income, the ability of MakeMusic to prevent an ownership change under the Internal Revenue Code, the ability of MakeMusic to deliver and capitalize on the opportunities of its strategy, the ability of MakeMusic to execute its strategy as well as those risk factors discussed in filings with the U.S. Securities and Exchange Commission (“SEC”), including but not limited to the Company’s Annual Report on Form 10-K filed on March 4, 2011, and any subsequently filed reports on Forms 10-Q and 8-K. MakeMusic undertakes no duty to update or revise any of the forward-looking statements, whether as a result of new information, future events or otherwise, after the date of this press release.

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